Exhibit 4.33

English Translation

Use Agreement of Civil Air Defense Parking Spaces of No. 1 Garage of Area F of Jiaming Tongcheng

Party A: Beijing Jiaming Real Estate Development Co., Ltd.

Party B: Beijing Perfect World Software Co., Ltd.

WHEREAS, Party A and Party B executed the Letter of Intent about the Transfer of No. F Area No. 6-9 Buildings and No. 1 Garage of Jiaming Park as a Whole dated February 29, 2008 and its Supplementary Agreement, by which Party B accepts No. 6-9 Buildings and No. 1 Garage of Area F of Jiaming Park as well as the corresponding land use right, aboveground buildings and underground buildings.

In accordance with the provisions of the Civil Air Defense Law of the People’s Republic of China, Contract Law of the People’s Republic of China, Regulations of Beijing on Civil Air Defense, Administrative Regulations of Beijing on the Construction and Use of Civil Air Defense Works and Administrative Measures of Beijing on the Safe Use of Civil Air Defense Works and Ordinary Basements, both parties, through friendly consultation, hereby enter into and abide by this Agreement with respect to the use of such garage by Party B.

I. Information on civil air defense parking spaces of No. 1 garage

1. Location: this garage is on the underground 2F of No. 1 Garage, No. F Area, Jiaming Tongcheng.

2. Area: 6,244.3m2 (construction area)

3. Number of parking spaces: 147.

II. Price and method of payment

1. Transfer price: the price of each parking space is RMB35,000 and total price is RMB5.145 million (¥5,145,000.00).

2. Party A will provide above parking spaces to Party B for use in exchange for compensation. Because Party B purchases the aboveground and underground buildings of No. 6-9 buildings of No. F area of Jiaming Tongcheng, the above price is included in the overall transfer price and no settlement will be made. In addition, no settlement will be made with respect to the difference from the actually measured area.

3. The payment for the aforementioned parking spaces is set forth in Letter of Intent regarding the Transfer of No. F Area No. 6-9 Buildings and No. 1 Garage of Jiaming Park as a Whole and the Supplementary Agreement entered into by both parties.

III. Party A’s rights and obligations

1. Party A has built and completed civil air defense works in accordance with the related laws and regulations of the state and Beijing Municipality, without any right defect. Such civil air defense works comply with the engineering quality specifications, standards and construction drawing design documents promulgated by the state and Beijing Municipality. Party A will enter into the Use Contract of Public Civil Air Defense Works with Beijing Chaoyang District civil air defense administration authority before July 31, 2008, pay the civil air defense works use fee before September 30, 2008 and obtain the use right of civil air defense works. Party A agrees to transfer the use right of the aforementioned civil air defense parking spaces to Party B for use on a compensated basis. The use period for such transfer fee is 50 years. Each use term is 5 years and after a specific use term expires, the next use term automatically starts. Party B is entitled to use the aforementioned civil air defense parking spaces until the period of 50 years expires. After Party A finishes the above work, it shall timely notify Party B in writing.

2. After Party A obtains the use right of the aforementioned parking spaces, it shall present relevant certificates and enter into the Transfer Agreement for the Use Right of Civil Air Defense Parking Spaces with Party B with respect to the transfer of parking spaces before December 31, 2008. In the event of any discrepancy between this Agreement and the Transfer Agreement for the Use Right of Civil Air Defense Parking Spaces, the latter shall prevail. This Agreement shall be terminated on the effective date of the “Transfer Agreement on the Use Right of Civil Air Defense Parking Spaces”.

If Party A cannot obtain the use rights of the aforementioned civil air defense parking spaces before December 31, 2008 due to the reason of force majeure, it shall present relevant certificates. In this case, Party A is not required to undertake any defaulting liability.

In the event that due to Party A’s delay, it cannot obtain the use right of the aforementioned civil air defense parking spaces before December 31, 2008: if delay is within 180 days, Party A shall pay to Party B a penalty at a daily rate of 0.02% of the amount already paid by Party B for the foregoing civil air defense parking spaces (paid amount = total transfer price of foregoing civil air defense parking spaces × percentage of actual payment for current period in the Letter of Intent) from the next day following December 31, 2008 to the execution date; if delay exceeds 180 days, Party B is entitled to terminate this Agreement. If Party B chooses to terminate this Agreement, Party A shall refund the amount already paid by Party B for the foregoing civil air defense parking spaces (paid amount = total transfer price of foregoing civil air defense parking spaces × percentage of actual payment for current period in the Letter of Intent) and pay to Party B a penalty at a rate of 2% of such paid amount. If Party B chooses to continue to perform this Agreement, Party A shall continue to conduct use right procedures and pay to Party B a penalty at a daily rate of 0.02% of the amount already paid by Party B for the foregoing civil air defense parking spaces (paid amount = total transfer price of foregoing civil air defense parking spaces × percentage of actual payment for current period in the “Letter of Intent”) until procedures are completed.

If Party A has obtained the use right of the aforementioned civil air defense parking spaces, but refuses to enter into the Transfer Agreement for the Use Right of Civil Air Defense Parking Spaces with Party B before December 31, 2008, it shall be deemed that Party B automatically obtains the use right of the aforementioned civil air defense parking spaces. Party B is entitled to request that Party A conduct relevant use right transfer procedures. Otherwise, Party A shall pay to Party B a penalty at a daily rate of 0.02% of the amount already paid by Party B for the foregoing civil air defense parking spaces (paid amount = total transfer price of foregoing civil air defense parking spaces × percentage of actual payment for current period in the Letter of Intent).

3. Party A shall provide to Party B the parking procedures approved by the Beijing traffic administration authority with respect to this garage so that Party B can normally use this garage.

4. Party A shall not transfer or lease the aforementioned use right to any third person.

IV. Party B’s rights and obligations

1. Party B shall ensure that the aforementioned parking spaces are only used for the parking of motor vehicles. Within the use period, Party B shall not change the purpose of use without permission, nor set up any structure, pile any goods or raise any animal or plants in this garage.

2. Party B shall comply with the relevant regulations of the property management company and the rules and regulations concerning parking management, and actively assist the management of the working personnel of the property management company.

3. If both parties terminate the Letter of Intent regarding the Transfer of No. 6-9 Buildings and No. 1 Garage of No. F Area of Jiaming Park as a Whole and the Supplementary Agreement and the aforementioned civil air defense parking spaces have been handed over for use, Party B shall return such parking spaces to Party A on the day when surrendering procedures (including refund) are completed. If the Letter of Intent and the Supplementary Agreement are terminated due to Party B’s fault, Party B shall pay the actual occupation fee to Party A according to the monthly use fee standard converted from the total price of this Agreement.

4. When Party B uses the aforementioned parking spaces, it shall strictly comply with the Civil Air Defense Law of the People’s Republic of China and relevant laws and regulations. Party B shall actively render assistance for the inspection and management by the civil air defense department.

5. The rights, obligations and relevant interests of the parking spaces hereof shall be enjoyed and borne by Party B upon this transfer.

V. Joint responsibilities

1. The foregoing parking spaces belong to the civil air defense works. In accordance with relevant regulations of the state and Beijing Municipality, in case of war, destructive earthquake or other sudden events, Beijing Chaoyang District Civil Air Defense Works Operation & Management Center is entitled to repossess such civil air defense works. At that time, Party A and Party B undertake that such civil air defense works will be returned unconditionally for the unified arrangement and use of the civil air defense department. After war or disaster finishes, Party B may continue to use the aforementioned parking spaces.

2. If Party B is prevented from normally using or continuing to use the aforementioned parking spaces due to the amendments of laws, regulations and policies or sudden events that are unforeseeable, Party A and Party B shall comply with the requirements of laws, regulations and policies and shall jointly settle the case through negotiations. The total price of this Agreement shall be converted into monthly use fees, and Party A shall refund the fees for the period during which the parking spaces are not used by Party B.

VI. Force majeure

Should either party be prevented from performing this Agreement due to force majeure, such party shall be exempted from the responsibilities, in whole or in part, in accordance with the effect of the force majeure event, but the prevented party shall promptly notify the other party.

Force majeure mentioned in this Article shall have the same meaning as in the Contract Law of the People’s Republic of China. In accordance with relevant regulations of the state and Beijing Municipality, if Party B is prevented from normally using or continuing to use the aforementioned parking spaces due to war, destructive earthquake or other sudden events or the unforeseeable amendments of laws, regulations and policies, Party A and Party B shall comply with the requirements of laws, regulations and policies and shall jointly settle the case through negotiations. The total price of this Agreement shall be converted into monthly use fees, and Party A shall refund the fees for the period during which the parking spaces are not used by Party B.

VII. Disputes and disputes settlement

Any dispute arising out of the performance of this Agreement shall be settled by both parties through negotiations. In the event no settlement can be reached, either party or both parties may institute a lawsuit with the people’s court with competent jurisdiction in the place where the civil air defense works are located in accordance with law.

VIII. Effectiveness

This Agreement shall come into effect after it is executed (sealed) by both parties. Anything not covered herein shall be resolved and determined by both parties through negotiations in accordance with relevant laws and regulations. Any amendment or supplement to this Agreement shall be effectively made through a written agreement executed by Party A and Party B.

IX. Counterparts

This Agreement is executed in four counterparts with same legal effect, with Party A holding two copies and Party B holding two copies.

Party A : Beijing Jiaming Real Estate Development Co., Ltd.	Party B: Beijing Perfect World Software Co., Ltd.
[Seal: Beijing Jiaming Real Estate Development Co., Ltd.]	[Seal: Beijing Perfect World Software Co., Ltd.]
Legal representative:	Legal representative:
Entrust Agent:	Entrust Agent:
Execution date: March 25, 2008	Execution date: March 25, 2008